Exhibit 23.1

Consent of Independent Auditors

We consent to the use in this Form 8-K/A of Centerstate Banks, Inc. of our report dated March 14, 2014 with respect to the consolidated financial statements of First Southern Bancorp, Inc. as of December 31, 2013 and for each of the years in the three-year period ended December 31, 2013.

/s/ Crowe Horwath LLP
Crowe Horwath LLP

Fort Lauderdale, Florida

August 11, 2014